Exhibit 99.1

NEWS RELEASE

Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES MANAGEMENT CHANGE

JANUARY 2, 2008 - DALLAS, TEXAS — Reddy Ice Holdings, Inc. (NYSE:FRZ) (“Reddy Ice” or the “Company”) today announced that Raymond D. Booth, the Company’s Chief Operating Officer, will be stepping down, effective January 3, 2008, to pursue other business interests.  The Company’s Board of Directors has not yet appointed a successor to Mr. Booth’s position as Chief Operating Officer.

                “Ray Booth has been involved with Reddy Ice’s operations in a number of roles for many years,” said William P. Brick, the Company’s Chairman, Chief Executive Officer and President.  “We all thank him for his service and dedication, and wish him well in his future endeavors.”

About the Company

                Reddy Ice is the largest manufacturer and distributor of packaged ice in the United States.  With over 2,000 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to approximately 82,000 locations in 31 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs, and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

Forward Looking Statements

                This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.